Exhibit 99.1

Nabriva Therapeutics Reports Fourth Quarter and Year End 2020 Financial Results and
Provides Corporate Updates

-Relaunched XENLETA® (lefamulin) and SIVEXTRO® (tedizolid phosphate) in the community with 60 sales representatives-

-Nabriva plans to initiate a Phase 1 clinical trial of XENLETA in patients with cystic fibrosis-

-Conference call today at 4:30 p.m. Eastern Time-

Dublin Ireland, March 11, 2021 – Nabriva Therapeutics plc (NASDAQ: NBRV), a biopharmaceutical company engaged in the commercialization and development of innovative anti-infective agents to treat serious infections, today announced its financial results for the three months and year ended December 31, 2020 and provided a corporate update.

“The perseverance and commitment of our team has allowed us to enter 2021 with a clear vision and positive momentum in spite of continued headwinds that COVID-19 has had on the market and our business. In 2020, we shifted our commercial strategy to the community while concurrently obtaining the U.S. rights from Merck to promote and distribute SIVEXTRO, alongside of XENLETA,” said Ted Schroeder, Chief Executive Officer of Nabriva Therapeutics. “With 60 sales representatives now deployed, given the strong brand name recognition of SIVEXTRO and our excellent managed care coverage for XENLETA, we expect upward prescription trends. We are also pleased to report that we have extended our cash runway into the fourth quarter of this year with proceeds generated from a recent financing and sales under our at-the-market offering program. With a strengthened balance sheet, we believe the organization is well-positioned to enhance brand awareness and prescription growth for these two products. Lastly, Nabriva remains committed to its objective to expand our portfolio organically and through synergistic business development initiatives. To this end, our team is working to initiate a Phase 1 clinical trial of XENLETA in patients with cystic fibrosis (CF). Our decision to explore this development pathway is underpinned by XENLETA’s differentiated profile that we believe may address the large unmet medical need for CF patients with acute and chronic Staphylococcal (including methicillin-resistant S. aureus, or MRSA) pulmonary infections. We are optimistic that this study will generate important data that inform dosing recommendations for future clinical evaluation and look forward to working with the CF community on this program.”

Corporate and Development Updates

●	On March 10, 2021, Nabriva’s Board of Directors elected Steven Gelone, Pharm D, as a member of its Board of Directors, effective immediately. Dr. Gelone has served as Nabriva’s President and Chief Operating Officer since July 24, 2018.

●	On March 1, 2021, Nabriva announced that it had entered into a definitive agreement with certain healthcare-focused and institutional investors for the purchase and sale of ordinary shares (or pre-funded warrants in lieu thereof) and warrants in a registered direct offering priced at-the-market under Nasdaq rules for aggregate net proceeds of $23.4 million, after deducting the placement agent fees and estimated offering expenses.

●	On February 26, 2021, Nabriva announced the appointment of Daniel Dolan as Chief Financial Officer (CFO), effective at the close of business on March 12, 2021. Mr. Dolan will replace current CFO, Gary Sender, who is retiring from Nabriva. Mr. Sender has agreed to serve as a consultant for Nabriva at least through the remainder of 2021 to support Mr. Dolan’s transition into the CFO role.

●	On December 10, 2020, Nabriva completed a registered public offering in which it sold 6,000,000 ordinary shares. Each share was issued and sold at a public offering price of $2.50. The net proceeds to Nabriva from the offering, after deducting the placement agent’s fees and offering expenses payable by Nabriva, were $13.3 million.

●	On December 7, 2020, Nabriva announced the restructuring of its license agreement with Sinovant Sciences, Ltd. to develop and commercialize XENLETA in the greater China region. The restructured agreement provides for additional manufacturing collaboration and regulatory support to be provided to Sinovant by Nabriva that is expected to help expedite the delivery of XENLETA to patients in greater China. The restructured agreement also accelerates components of the $5.0 million milestone payment to Nabriva that was previously payable upon regulatory approval of XENLETA in China, including a payment of $1.0 million which was received in the fourth quarter of 2020.

●	On December 2, 2020, Nabriva filed an Amended and Restated Memorandum and Articles of Association with the Irish Companies Registration Office and effected a one-for-ten reverse stock split of Nabriva’s ordinary shares. As a result of the reverse stock split, every ten ordinary shares in the authorized and unissued and authorized and issued share capital of Nabriva were consolidated into one ordinary share.

●	On October 30, 2020, Nabriva participated in a Type A meeting with the U.S. Food and Drug Administration (FDA) related to the FDA’s pending conduct of inspections of foreign manufacturers during the COVID-19 pandemic that has negatively impacted a number of FDA product reviews, including the CONTEPO™ (fosfomycin for injection) New Drug Application (NDA). The FDA informed Nabriva that it has not yet determined how it will conduct international inspections during the COVID-19 pandemic. As a result, the next steps and specific timing of the CONTEPO NDA resubmission following the complete response letter from the FDA in June 2020 cannot be finalized until the agency issues industry guidance. Nabriva and others impacted in the industry await future communication from the FDA as it continues to assess the options available under existing regulations and laws to conduct these foreign facility inspections. It is noteworthy that the FDA has not requested any new non-clinical or clinical data and did not raise any other concerns with regard to the safety or efficacy of CONTEPO.

Financial results

Three Months Ended December 31, 2019 and 2020

●	Revenues increased by $2.2 million from $0.3 million for the three months ended December 31, 2019 to $2.5 million for the three months ended December 31, 2020, primarily due to a $1.8 million increase in collaboration revenue and a $0.3 million increase in research premiums and government grants provided by the Austrian government, offset by a $46 thousand decrease in product revenues, net.

Collaboration revenues for the three months ended December 31, 2020 include $1.8 million for Nabriva´s share of revenues associated with the SIVEXTRO distribution agreement with Merck & Co., Inc., as well as collaboration revenues associated with the restructuring of the license agreement with Sinovant. For the three months ended December 31, 2020, Nabriva recorded $47 thousand of product revenue, net of gross-to-net accruals.

●	Research and development expenses decreased by $2.4 million from $5.2 million for the three months ended December 31, 2019 to $2.8 million for the three months ended December 31, 2020. The decrease was primarily due to a $0.7 million decrease in staff costs, a $1.1 million decrease in research materials and purchased services, a $0.2 million decrease in stock-based compensation expense, a $0.1 million decrease in consulting fees, and a $0.3 million decrease in travel and other costs.

●	Selling, general and administrative expense increased by $0.4 million from $17.1 million for the three months ended December 31, 2019 to $17.5 million for the three months ended December 31, 2020. The increase was primarily due to a $5.3 million increase in commercial consultancy and a reserve for annual manufacturing purchase commitments, a $1.0 million increase in professional fees, a $0.3 million increase in insurance costs, and a $0.3 million increase in infrastructure expenses, partly offset by a $4.8 million decrease in staff costs due to the reduction of headcount, a $0.8 million decrease in stock-based compensation expense and a $0.8 million decrease in travel costs.

Year Ended December 31, 2019 and 2020

●	Revenues decreased by $4.5 million from $9.5 million for the year ended December 30, 2019 to $5.0 million for the year ended December 31, 2020, primarily due to a $3.5 million decrease in collaboration revenue and a $1.4 million decrease in product revenue, net, partially offset by a $0.4 million increase in research premiums and government grants provided by the Austrian government. The decrease in collaboration revenues was primarily due to the $5.0 million recognized in 2019 under the Sinovant license agreement, partially offset by $1.8 million recognized in 2020 under the SIVEXTRO distribution agreement with Merck & Co., Inc.

●	Research and development expenses decreased by $11.3 million from $26.4 million for the year ended December 31, 2019 to $15.1 million for the year ended December 31, 2020. The decrease was primarily due to a $7.2 million decrease in research materials and purchased services related to the development of lefamulin, a $2.9 million decrease in staff costs due to the reduction of employees, a $2.0 million decrease in research consulting fees, a $0.9 million decrease in stock-based compensation expense and $0.4 million decrease in travel expenses, partly offset by a $2.0 million increase in other fees due to a $2.6 million NDA filing fee refund for CONTEPO in 2019.

●	Selling, general and administrative expense decreased by $7.2 million from $62.5 million for the year ended December 31, 2019 to $55.3 million for the year ended December 31, 2020. The decrease was primarily due to a $4.2 million decrease in staffing expense related to the termination of Nabriva´s sales force in early 2020, $3.7 million decrease in stock-based compensation expense, a $1.6 million decrease in travel expenses, a $0.7 million decrease in advisory and external consultancy expenses primarily related to commercialization activities and professional service fees, and a $0.1 million decrease in other corporate costs, partly offset by a $1.2 million increase in insurance costs and a $1.5 million increase in professional fees.

●	As previously disclosed, Nabriva’s distribution partners continue to primarily utilize their existing inventory to satisfy product demand for XENLETA, which in turn impacted sales in 2020. In light of the COVID-19 pandemic and the associated disruption to the healthcare industry, future sales amounts in 2021 are uncertain.

●	As of December 31, 2020, Nabriva had $41.4 million in cash and cash equivalents, compared to $86.0 million as of December 31, 2019. In addition, Nabriva raised aggregate net proceeds of $23.4 million from its March 2021 financing and from sales under its at-the-market offering program after December 31, 2020. Based on its current operating plans, Nabriva expects that its existing cash resources, will be sufficient to enable it to fund its operating expenses, debt service obligations and capital expenditure requirements into the fourth quarter of 2021.

●	Nabriva expects to begin selling its own brand of SIVEXTRO early in the second quarter of 2021. At that time, Nabriva will begin to report 100% of SIVEXTRO’s net sales in product revenue, net instead of reporting a percentage of Merck’s gross sales in collaboration revenue.

●	Nabriva intends to commence a Phase 1 clinical trial to evaluate the pharmacokinetics, safety and tolerability of XENLETA in individuals with cystic fibrosis. Results from this trial are expected to inform further development of XENLETA as a treatment for staphylococcal lung infections in this population.

Please refer to our Annual Report on Forms 10-K for the fiscal year ended December 31, 2020 filed with the U.S. Securities and Exchange Commission, for additional information regarding the Company’s business and financial results.

Company to Host Conference Call

Nabriva’s management will host a conference call today at 4:30 p.m. ET to discuss the financial results and recent corporate highlights. The dial-in number for the conference call is (866) 811-8671 for domestic participants and (409) 981-0874 for international participants, with Conference ID #2689459. A live webcast of the conference call can be accessed through the “Investors” tab on the Nabriva Therapeutics website at www.nabriva.com. A replay will be available on this website shortly after conclusion of the event for 90 days.

About Nabriva Therapeutics plc

Nabriva Therapeutics is a biopharmaceutical company engaged in the commercialization and development of innovative anti-infective agents to treat serious infections. Nabriva Therapeutics received U.S. Food and Drug Administration approval for XENLETA® (lefamulin injection, lefamulin tablets), the first systemic pleuromutilin antibiotic for community-acquired bacterial pneumonia (CABP). Nabriva Therapeutics is also developing CONTEPO™ (fosfomycin) for injection, a potential first-in-class epoxide antibiotic for complicated urinary tract infections (cUTI), including acute pyelonephritis. Nabriva entered into an exclusive agreement with subsidiaries of Merck & Co. Inc., Kenilworth, N.J., USA to market, sell and distribute SIVEXTRO® (tedizolid phosphate) in the United States and certain of its territories.

About XENLETA

XENLETA (lefamulin) is a first-in-class semi-synthetic pleuromutilin antibiotic for systemic administration in humans discovered and developed by the Nabriva Therapeutics team. It is designed to inhibit the synthesis of bacterial protein, which is required for bacteria to grow. XENLETA’s binding occurs with high affinity, high specificity and at molecular sites that are different than other antibiotic classes. Efficacy of

XENLETA was demonstrated in two multicenter, multinational, double-blind, double-dummy, non-inferiority trials assessing a total of 1,289 patients with CABP. In these trials, XENLETA was compared with moxifloxacin and in one trial, moxifloxacin with and without linezolid. Patients who received XENLETA had similar rates of efficacy as those taking moxifloxacin alone or moxifloxacin plus linezolid. The most common adverse reactions associated with XENLETA included diarrhea, nausea, reactions at the injection site, elevated liver enzymes, and vomiting. For more information, please visit www.XENLETA.com.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Nabriva Therapeutics, including but not limited to statements about its ability to successfully commercialize XENLETA for the treatment of CABP, including the managed care coverage for XENLETA, the distribution and promotion of SIVEXTRO for the treatment of ABSSSI, the development of CONTEPO for Complicated Urinary Tract Infections (cUTI), the expansion of its commercial sales force, the clinical utility of XENLETA for CABP, SIVEXTRO for ABSSSI and of CONTEPO for cUTI, plans for and timing of the review of regulatory filings for CONTEPO, efforts to bring CONTEPO to market, the market opportunity for and the potential market acceptance of XENLETA for CABP, SIVEXTRO for ABSSSI and CONTEPO for cUTI, the development of XENLETA and CONTEPO for additional indications, the development of additional formulations of XENLETA and CONTEPO, plans for making lefamulin available in the European Union, Canada and China, plans to pursue research and development of other product candidates, plans to pursue business development initiatives, expectations regarding the ability of customers to satisfy demand for XENLETA with their existing inventory, expectations regarding the impact of the interruptions resulting from COVID-19 on its business, the sufficiency of Nabriva Therapeutics’ existing cash resources and its expectations regarding anticipated revenues from product sales and how far into the future its existing cash resources will fund its ongoing operations and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “likely,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: Nabriva Therapeutics’ ability to successfully implement its commercialization plans for XENLETA and SIVEXTRO and whether market demand for XENLETA and SIVEXTRO is consistent with its expectations, Nabriva Therapeutics’ ability to build and maintain a sales force for XENLETA and SIVEXTRO, the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities, the uncertainties inherent in the initiation and conduct of clinical trials, availability and timing of data from clinical trials, whether results of early clinical trials or studies in different disease indications will be indicative of the results of ongoing or future trials, uncertainties associated with regulatory review of clinical trials and applications for marketing approvals, the availability or commercial potential of CONTEPO for the treatment of cUTI, the extent of business interruptions resulting from the infection causing the COVID-19 outbreak or similar public health crises, the ability to retain and hire key personnel, the availability of adequate additional financing on acceptable terms or at all and such other important factors as are set forth in Nabriva Therapeutics’ annual and quarterly reports and other filings on file with the U.S. Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Nabriva Therapeutics’ views as of the date of this press release. Nabriva Therapeutics anticipates that subsequent events and developments will cause its views to change. However, while Nabriva Therapeutics may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Nabriva Therapeutics’ views as of any date subsequent to the date of this press release.

CONTACTS:

For Investors

Kim Anderson

Nabriva Therapeutics plc

ir@nabriva.com

For Media

Mike Beyer

Sam Brown Inc.

mikebeyer@sambrown.com

312-961-2502

Consolidated Balance Sheets

	As of	As of
(in thousands, except share data)	December 31, 2019	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$86,019	$41,359
Restricted cash	392	231
Short-term investments	175	16
Accounts receivable, net and other receivables	2,744	3,909
Inventory	682	5,823
Prepaid expenses	1,158	5,880
Total current assets	91,170	57,218
Property, plant and equipment, net	2,474	768
Intangible assets, net	91	80
Long-term receivables	378	370
Total assets	$94,113	$58,436
Liabilities and stockholders´ equity
Current liabilities:
Current portion of long-term debt	$—	$2,041
Accounts payable	4,673	2,889
Accrued expense and other current liabilities	11,966	12,844
Deferred revenue	—	750
Total current liabilities	16,639	18,524
Non-current liabilities
Long-term debt	34,502	5,686
Other non-current liabilities	1,698	1,091
Total non-current liabilities	36,200	6,777
Total liabilities	$52,839	$25,301
Stockholders’ Equity:
Ordinary shares, nominal value $0.01, 100,000,000 ordinary shares authorized at December 31, 2020; 9,454,511 and 21,078,781 issued and outstanding at December 31, 2019 and December 31, 2020, respectively	95	211
Preferred shares, par value $0.01, 100,000,000 shares authorized at December 31, 2020; None issued and outstanding	—	—
Additional paid in capital	517,894	579,123
Accumulated other comprehensive income	27	27
Accumulated deficit	(476,742)	(546,226)
Total stockholders’ equity	41,274	33,135
Total liabilities and stockholders’ equity	$94,113	$58,436

Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended
			December 31,
(in thousands, except share and per share data)	2019	2020	2019	2020
Revenues:
Product revenue, net	$93	$47	$1,538	$108
Collaboration revenue	159	1,988	6,210	2,756
Research premium and grant revenue	81	425	1,733	2,163
Total revenue	333	2,460	9,481	5,027
Operating expenses:
Cost of product sales	(55)	(365)	(70)	(766)
Research and development expenses	(5,202)	(2,841)	(26,415)	(15,102)
Selling, general and administrative expenses	(17,146)	(17,522)	(62,485)	(55,285)
Total operating expenses	(22,403)	(20,728)	(88,970)	(71,153)
Loss from operations	(22,070)	(18,268)	(79,489)	(66,126)
Other income (expense):
Other income (expense), net	99	573	215	1,187
Interest income	79	1	255	86
Interest expense	(1,132)	(199)	(3,644)	(1,735)
Loss on extinguishment of debt	—	—	—	(2,757)
Loss before income taxes	(23,024)	(17,893)	(82,663)	(69,345)
Income tax benefit (expense)	(21)	60	(101)	(139)
Net loss	$(23,045)	$(17,833)	$(82,764)	$(69,484)

Loss per share
Basic and Diluted ($ per share)	$(2.87)	$(1.11)	$(11.15)	$(5.41)
Weighted average number of shares:
Basic and Diluted	8,027,100	16,120,089	7,419,948	12,845,089

Condensed Consolidated Statements of Cash Flows

	Year Ended December 31,
(in thousands)	2019	2020
Net cash provided by (used in):
Operating activities	$(71,892)	$(71,331)
Investing activities	331	(274)
Financing activities	56,075	26,924
Effects of foreign currency translation on cash and cash equivalents	(106)	(140)
Net decrease in cash and cash equivalents	(15,592)	(44,821)
Cash and cash equivalents and restricted cash at beginning of year	102,003	86,411
Cash and cash equivalents and restricted cash at end of year	$86,411	$41,590